Exhibit 3.2

AMENDMENT NO. 4
TO THE AMENDED AND RESTATED BY-LAWS
OF
INPIXON,
a Nevada corporation

Effective Date: September 18, 2023

This Amendment No. 4 (this “Amendment”) to the Amended and Restated By-Laws of Inpixon, a Nevada corporation (the “Corporation”), as amended by that certain Amendment No. 1 dated as of April 29, 2011, Amendment No. 2 dated as of September 12, 2021, Amendment No. 3 dated September 18, 2023 (the “By-Laws”), is made effective as of the date first above written in accordance with Section 78.120 of the Nevada Revised Statutes, and hereby amends the By-Laws as follows:

1. Vacancies; Removal of Directors.

Section 4 of Article II of the By-Laws is hereby amended by deleting and restating Subsection 4.2 in its entirety as follows:

“4.2 Vacancies on the Board of Directors may be filled by a majority of the remaining Directors, though less than a quorum, or by a sole remaining Director. Each Director so elected shall hold office until the next annual meeting of the Stockholders and until a successor has been elected and qualified.”

Section 5 of Article II of the By-Laws is hereby amended by deleting Sections 5.1. and 5.2 in their entirety and inserting, after the heading for said Section 5, the following:

“Any director or one or more of the incumbent directors may be removed as a director only by the vote of holders of capital stock of the Corporation representing not less than two-thirds (66 2/3%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote.”

2. Quorum. Section 5 of Article IV of the By-Laws is hereby amended by deleting and restating Subsection 5.1 in its entirety as follows:

“5.1 Except as otherwise provided by the Code, the Articles of Incorporation, or these By-laws, the holders of one-third (33 1/3%) of the voting power of the outstanding shares of capital stock of the Corporation present in person or by proxy, regardless of whether the proxy has authority to vote on any matter, shall constitute a quorum at the meeting of Stockholders; provided, however, that if specified business is to be voted on by a class of the Corporation’s capital stock or a series of the Corporation’s capital stock voting as a class, the holders of one-third (33 1/3%) of the voting power of the shares of such class or series, present in person or by proxy, regardless of whether the proxy has authority to vote on any matter, shall constitute a quorum for the transaction of such specified business.”

3. Except as expressly modified by this Amendment, the By-Laws and all of the provisions contained therein shall remain in full force and effect.

4. The By-Laws, as modified by this Amendment, constitute the entire By-Laws of the Corporation.

[Signature Page Follows]

CERTIFICATION

The undersigned hereby certifies that the foregoing Amendment to the By-Laws of the Corporation was duly adopted on September 18, 2023.

By:	/s/ Wendy Loundermon
Name:	Wendy Loundermon
Title:	Secretary